Exhibit 10.8.2

                               SEVERANCE AGREEMENT

            THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of September 18, 2006, by and between Playboy Enterprises, Inc., a Delaware corporation (the "Company"), and Robert Meyers (the "Executive").

                                   WITNESSETH:

            WHEREAS, the Executive is a senior executive or key employee of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

            WHEREAS, the Company recognizes that, as is the case for most publicly-held companies, the possibility of a Change in Control exists;

            WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executive officers and other key employees, including the Executive, applicable in the event of a Change in Control;

            WHEREAS, the Company wishes to ensure that its senior executives and other key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

            WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company;

            NOW, THEREFORE, the Company and the Executive agree as follows:

            1. Certain Defined Terms: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in


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      Control or such higher rate as may be determined from time to time by the
      Board of Directors of the Company (the "Board") or a Committee thereof.

                  (b) "Change in Control" means any of the following occurrences during the Term:

                        (i) Hugh M. Hefner directly or as beneficial owner and
            Christie Hefner cease collectively to hold over 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");

                        (ii) except pursuant to a transaction described in the
            proviso to Section 1(b)(iv) or (v), a sale, exchange or other disposition of PLAYBOY Magazine;

                        (iii) except pursuant to a transaction described in the
            proviso to Section 1(b)(iv) or (v), the liquidation or dissolution of the Company;

                        (iv) the Company is merged, consolidated or reorganized
            into or with another corporation or other legal person; provided, however, that no such merger, consolidation or reorganization will constitute a Change in Control if the merger, consolidation or reorganization is initiated by the Company and as a result of such merger, consolidation or reorganization not less than a majority of the combined voting power of the then-outstanding securities of the surviving, resulting or ultimate parent corporation, as the case may be, immediately after such transaction is held in the aggregate by persons who held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such transaction;

                        (v) the Company sells or otherwise transfers all or
            substantially all of its assets to another corporation or other legal person; provided, however, that no such sale or transfer will constitute a Change in Control if the sale or transfer is initiated by the Company and as a result of such sale or transfer not less than a majority of the combined voting power of the then-outstanding securities of such corporation or other legal person, as the case may be, immediately


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            after such sale or transfer is held in the aggregate by persons who held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such sale or transfer;

                        (vi) an equity or other investment in the Company, the
            result of which is that Christie Hefner ceases to serve as the Company's Chief Executive Officer or relinquishes upon request or is divested of any of the following responsibilities: (i) functioning as the person primarily responsible for establishing policy and direction for the Company or (ii) being the person to whom the senior executives of the Company report; or

                        (vii) the adoption by the Board of a resolution that,
            for purposes of this Agreement, a Change in Control has occurred.

            For purposes of Section 1(b)(i), any Voting Stock beneficially owned (as such term is defined under Rule 13d-3 or any successor rule or regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by the Hugh M. Hefner Foundation shall be deemed to be held by Christie Hefner if and so long as she has sole voting power with respect to such Voting Stock.

                  (c) "Cause" means that, prior to any termination pursuant to
      Section 3(b) hereof, the Executive shall have:

                        (i) been convicted of a criminal violation involving
            dishonesty, fraud or breach of trust; or

                        (ii) willfully engaged in misconduct in the performance
            of Executive's duties that materially injures the Company or any entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary").

                  (d) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insur-


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      ance or self-insured by the Company), disability, salary continuation, executive protection, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are provided thereunder immediately prior to a Change in Control.

                  (e) "Incentive Pay" means bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits provided thereunder immediately prior to a Change In Control.

                  (f) "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

                        (i) the Company enters into an agreement, the
            consummation of which would result in the occurrence of a Change in Control;

                        (ii) the Company or any Person publicly announces an
            intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

                        (iii) the Board adopts a resolution to the effect that,
            for purposes of this Agreement, a Potential Change in Control has occurred.

                  (g) "Potential Change in Control Period" shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 1(f)(i), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 1(f)(ii), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a


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      Potential Change in Control occurring pursuant to Section 1(f)(iii), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board).

                  (h) "Severance Period" means the period of time commencing on the date of each occurrence of a Change in Control and continuing until the earliest of (i) eighteen months following the occurrence of the Change in Control, (ii) the Executive's death, or (iii) the Executive's attainment of age 65; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional eighteen months unless, not later than 120 calendar days prior to such date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

                  (i) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2009, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 2007 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended, and (B) if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(i), the Executive shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

                  (j) "Targeted Bonus" shall mean the targeted bonus for Executive's position as set forth in the Company's Executive Incentive Compensation Plan ("EICP") established for the then applicable fiscal year, which shall be equal to fifty percent (50%) times the maximum amount which Executive could earn under the EICP with respect to established quantifiable and objective financial goals.

            2. Operation of Agreement: This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to, the contrary notwithstanding, this Agreement will not be operative unless and until a


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Change in Control occurs, whereupon without further action this Agreement shall become immediately operative.

            3. Termination Following a Change in Control:

                  (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period and the Executive shall not be entitled to the benefits provided by Section 4 only upon the occurrence of one or more of the following events:

                        (i) The Executive's death;

                        (ii) If the Executive becomes disabled (as defined
            below) and begins actually to receive disability benefits pursuant to the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

                        (iii) Cause.

                  If, during the Severance Period, the Executive's employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by
      Section 4 hereof. For purposes of this Agreement, Executive shall be deemed "disabled" if, by reason of physical or mental disability, Executive becomes unable to perform the services required of Executive for more than 120 days in the aggregate (excluding infrequent and temporary absences due to ordinary transitory illness) during any twelve-month period.

                  (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

                        (i) Failure to elect or reelect or otherwise to maintain
            the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior


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            to a Change in Control, or the removal of the Executive as a
            Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

                        (ii) (I) Executive is assigned duties materially
            inconsistent with the authorities, powers, functions, status, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control; (II) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay payable to the Executive by the Company and any Subsidiary; or (III) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof;

                        (iii) A determination by the Executive (which
            determination will be conclusive and binding upon the parties hereto provided such determination is reasonable and has been made in good faith and in all events will be presumed to be a reasonable determination made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including without limitation a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

                        (iv) The liquidation, dissolution, merger, consolidation
            or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 10(a);


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

                        (v) The Company or any of its Subsidiaries requires the
            Executive regularly to perform Executive's duties of employment beyond a 50-mile radius from the location of Executive's employment immediately prior to the Change in Control or requires the Executive to travel away from Executive's office in the course of discharging Executive's responsibilities or duties hereunder at least 50% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change of Control without, in either case, Executive's prior written consent.

                  (c) A termination by the Company pursuant to Section 3(a) or 3(d) or by the Executive pursuant to Section 3(b) or 3(d) will not affect any rights or benefits which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights and benefits shall be governed by the terms thereof, including, without limitation, rights to payments under the Company's bonus and incentive plans for prior fiscal years which have been earned but not yet paid to Executive, except for any rights to severance compensation to which Executive may be entitled upon termination of employment under any employment agreement Executive may have with the Company, which rights shall, during the Severance Period, be superceded by this Agreement.

                  (d) For purposes of this Agreement, a termination of Executive's employment during a Potential Change in Control Period (A) by the Company other than pursuant to the events described in Section 3(a)(i), 3(a)(ii) or 3(a)(iii) or (B) by Executive following the occurrence of one of the events described in Section 3(b)(i) through (v) shall be deemed to be a termination of Executive's employment during the Severance Period entitling Executive to benefits provided by Section 4.

            4. Severance Compensation:

                  (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a), or if the Executive terminates Executive's employment pursuant to Section 3(b), the Company will pay to the Executive the following amounts within ten business days after the date (the "Termination Date") that the Executive's employment is terminated (the


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      effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)) and continue to provide to the Executive the following benefits:

                        (i) a lump sum cash payment (the "Severance Payment") in
            an amount equal to three times the sum of (A) Base Pay, plus (B) the greater of (x) the average actual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the three fiscal years ending immediately prior to the fiscal year in which occurs such Change in Control (or, such lesser number of years during which the Executive was employed by the Company and annualized in the case of any such bonus paid in respect of a portion of a fiscal year) and (y) the Targeted Bonus (determined in accordance with Section 1(j) (the greater of (x) and (y) being hereinafter referred to as the "Highest Bonus");

                        (ii) for 36 months following the Termination Date (the
            "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) no less favorable than those which the Executive was receiving or entitled to receive immediately prior to the Termination Date, including benefits provided under the Company's Executive Protection Plan. If and to the extent that any benefit described in this Section 4(a)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, or Executive's dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purpose or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to this Section 4(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period.

                        (iii) Notwithstanding any provision of any annual or
            long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (x) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Termination Date under any such plan and which, as of the Termination Date, is contingent only upon the continued employ-


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

            ment of the Executive to a subsequent date, and (y) the product of the Highest Bonus and a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs prior to the Termination Date and the denominator of which is 365.

                        (iv) Notwithstanding the terms or conditions of any
            awards relating to a grant of restricted shares, all restricted shares which are not vested as of the Termination Date shall become fully vested.

                        (v) The Company shall provide the Executive with
            outplacement services suitable to the Executive's position for a period of three years or, if earlier, until the first acceptance by the Executive of an offer of employment.

                  (b) There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in the last sentence of Section 4(a)(ii).

                  (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at the prime rate in effect at the First National Bank of Chicago. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

                  (d) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 4 and under Sections 6 and 7 will survive any termination or expiration of this Agreement following a Change in Control or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

            5. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult and may be impossible (a) for the Executive to find reasonably comparable employment following the Termination Date, and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liqui-


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dated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise reduce any payments or benefits to be provided to Executive hereunder, except as expressly provided in the last sentence of Section 4(a)(ii).

            6. Certain Additional Payments by the Company:

                  (a) In the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 6(f) below, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by Executive in Executive's sole discretion. Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive.


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      For purposes of determining the amount of the Gross-Up Payment, the
      Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6(b)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(f) below and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

                  (c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 6(b) above.


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

                  (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) and (d) above will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of Executive's payment thereof.

                  (f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable, but no later than 10 business days after Executive actually receives notice of such claim, and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                        (i) provide the Company with any written records or
            documents in Executive's possession relating to such claim reasonably requested by the Company;

                        (ii) take such action in connection with contesting such
            claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;


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                        (iii) cooperate with the Company in good faith in order
            effectively to contest such claim; and

                        (iv) permit the Company to participate in any
            proceedings relating to such claim;

            provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at Executive's own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(f) above, Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 6(f) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
      Section 6(f) above, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30-calendar-days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 6.

            7. Legal Fees and Expenses: If it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void, invalid or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company will pay and be solely financially responsible for Executive's out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred by the Executive in connection with any of the foregoing; provided, however, in the case of any such litigation or other action or proceeding in which the Company or any of its affiliates and Executive are adverse parties, the Company shall not pay or be responsible for any such expenses if the Company or any of its affiliates prevails against the Executive.

            8. Employment Rights; Termination Prior to Change in Control:
Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

            9. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

            10. Successors and Binding Agreement:

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b) hereof. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, garnishment, creation of a security interest, claims for alimony, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

            11. Notices: For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

            12. Dispute Resolutions: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            13. Governing Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

            14. Validity: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

            15. Miscellaneous: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Effective as of the date hereof, this Agreement supercedes and replaces the prior Severance Agreement entered into between the Executive and the Company.

            16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        PLAYBOY ENTERPRISES, INC,


                                       By:  /s/ Christie Hefner
                                           -------------------------------------

                                       Title:  Chief Executive Officer
                                              ----------------------------------

ACCEPTED and AGREED to:

/s/ Robert Meyers
------------------------------
        Robert Meyers


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